Exhibit T3A.22

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

TIDEWATER MARINE WESTERN, LLC

This Certificate of Formation of Tidewater Marine Western, LLC (the “Company”) is executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST:	The name of the Company is Tidewater Marine Western, LLC.

SECOND:	The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose of the limited liability company shall be to engage in any lawful act or activity for which a limited liability company may be formed under the Limited Liability Company law of the State of Delaware.

FOURTH:	The limited liability company shall have perpetual existence.

[Signatures appear on the following page.]

Tidewater Marine Western, LLC

State of Delaware Certificate of Formation

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation this 20th day of July, 2017.

By:	/s/ Jeffrey M. Platt
Name:	Jeffrey M. Platt
Title:	Manager and President of Tidewater Marine Western, LLC

SIGNATURE PAGE

Tidewater Marine Western, LLC

State of Delaware Certificate of Formation